Exhibit 23.2

CONSENT ON INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2001, included in Content Bridge’s (a Service Offering of Adero, Inc.) financial statements which were included in Inktomi Corporation’s filing on Form 8-K/A Amendment #1 as of December 29, 2000 and for the period from April 1, 2000 (date of Inception) through December 29, 2000, and to all references to our Firm included in this Registration Statement.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
August 15, 2001